Exhibit 3.1

CERTIFICATE OF AMENDMENT

OF

THE CERTIFICATE OF INCORPORATION

OF

CELGENE CORPORATION

Dated as of June 18, 2014

Celgene Corporation, a Delaware corporation (the “Corporation”), does hereby certify as follows:

FIRST: At a duly held meeting, the Board of Directors adopted resolutions proposing and declaring it advisable that the Certificate of Incorporation of the Corporation be amended by striking the first sentence of Article FOURTH of the Certificate of Incorporation of the Corporation and replacing it in its entirety with the following three sentences:

“FOURTH: The aggregate number of shares that the Corporation shall have the authority to issue is 1,155,000,000, of which 5,000,000 shares of the par value of $.01 per share shall be designated ‘Preferred Stock’ and 1,150,000,000 shares of the par value of $.01 per share shall be designated ‘Common Stock.’ Effective upon the filing of this amendment to the Certificate of Incorporation of the Corporation with the Secretary of State of Delaware (the “Effective Time”), every one outstanding share of Common Stock shall be split into two fully paid and non-assessable shares of Common Stock (the ‘Stock Split’). The Stock Split shall occur without any further action on the part of the Corporation or the holders of shares of Common Stock and whether or not certificates representing such holders’ shares prior to the Stock Split are surrendered for cancellation.”

SECOND: The stockholders of the Corporation have duly adopted the foregoing amendment at the Annual Meeting of Stockholders duly called and held on June 18, 2014 in accordance with the provisions of Section 222 of the General Corporation Law of Delaware.

THIRD: Such amendment to the Certificate of Incorporation was duly adopted in accordance with the applicable provisions of Sections 222 and 242 of the General Corporation Law of Delaware.

FOURTH: This amendment to the Certificate of Incorporation shall be effective on and as of the date of filing of this Certificate of Amendment with the office of the Secretary of State of Delaware.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment as of the day and year first written above.

CELGENE CORPORATION

By:	/s/ Robert J. Hugin
	Name:	Robert J. Hugin
	Title:	Chief Executive Officer, President, and Chairman of the Board of Directors